                                                                   Exhibit 2.1.2

                               AGREEMENT AND PLAN
                                       OF
                                     MERGER

                                  BY AND AMONG

                        ADVANCED TELECOMMUNICATIONS, INC.

                           ONE CALL ACQUISITION CORP.

                                       AND

                             ONE CALL TELECOM, INC.

                                  JUNE 22, 1998
                                TABLE OF CONTENTS

                                                                     SectionPage

                             EXHIBITS AND SCHEDULES

                                                                    ExhibitsPage

EXHIBIT B Plan of Merger1
EXHIBIT C Stock Options5
EXHIBIT D Escrow Agreement6
EXHIBIT E Opinion of Counsel of Purchaser7
EXHIBIT F Opinion of Counsel of Company8
EXHIBIT H Noncompete Agreement11

                                                                   SchedulesPage

Schedule 1.73-5
Schedule 4.18
Schedule 5.1014
Schedule 5.1114

Schedule 5.1214
Schedule 5.1314
Schedule 5.1415
Schedule 5.1515
Schedule 5.1616
Schedule 5.1716
Schedule 5.1817
Schedule 5.1917
Schedule 5.212, 14, 21
Schedule 5.218
Schedule 5.2118
Schedule 5.2218
Schedule 5.2318
Schedule 5.2419
Schedule 5.2520
Schedule 5.2720
Schedule 5.2820
Schedule 5.2912
Schedule 5.312
Schedule 5.413
Schedule 5.613
Schedule 5.814
Schedule 5.922
Schedule 6.522
Schedule 6.622
Schedule 6.723
Schedule 6.823

                                  AGREEMENT AND
                                 PLAN OF MERGER

      This Agreement is made as of June ___, 1998, by and among Advanced Telecommunications, Inc., a Minnesota corporation ("Purchaser"), One Call Acquisition Corp., Minnesota corporation ("Acquisition Sub") and One Call Telecom, Inc., a Minnesota corporation (the "Company").

                                    RECITALS

      A. The issued and outstanding capital stock of the Company and the holders thereof (individually a "Shareholder " and, collectively, the "Shareholders") as of the date of this Agreement is reflected on Exhibit A attached hereto ("Company Capital Stock").

      B. Acquisition Sub is a wholly-owned subsidiary of Purchaser.

      C. Purchaser, Acquisition Sub, the Company and the Shareholders desire to have the Company merge with and into Acquisition Sub pursuant to a transaction in which the separate existence of the Company will cease and Acquisition Sub shall continue as the surviving corporation. Each share of Company Capital Stock will be exchanged for shares of Purchaser's Class A common stock and the parties intend that the transaction qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the "Code").

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, Purchaser, Acquisition Sub, the Company and the Shareholders hereby agree as follows:

 . Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the Minnesota Business Corporation Act ("MBCA"), Acquisition Sub shall be merged with and into the Company in accordance with this Agreement (the "Merger"). The Acquisition Sub shall be the surviving corporation in the Merger as a wholly-owned subsidiary of Parent (Acquisition Sub is hereinafter sometimes referred to as the "Surviving Corporation"). The parties shall prepare, execute or file an appropriate certificate of merger (the "Plan of Merger") substantially in the form of Exhibit B attached hereto to comply with the requirements of the MBCA and the separate existence of the Company shall thereupon cease.

 . The Merger shall have the effects set forth in Section 302A.641 of the MBCA.

 . The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the applicable provisions of the MBCA, or at such later time as may be specified in the Articles of Merger. The Articles of Merger shall be filed as soon as practicable after all of the conditions set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. The time when the Merger shall become effective is herein referred to as the "Effective Time". . On the terms and subject to the conditions set forth in this Agreement, the aggregate Merger consideration to be paid to the Shareholders
(the "Purchase Price") shall be 12,963 shares of Class A Common Stock of Purchaser ("Purchaser Common Stock") less (a) the Company's "working capital" deficit on June 30, 1998 and (b) further adjusted in accordance with Section 1.5 and Section 3.1(g). For every $1,000 deficit in working capital, the Purchase Price shall be reduced by 3.7 shares of Purchaser Common Stock. For purposes of this Section, working capital shall mean the Company's current assets less current liabilities (inclusive of (i) retirement of Old Notes of $400,000 (as defined in Section 1.12) and (ii) assumption of capital leases identified on
Schedule 5.7) (calculated in accordance with generally accepted accounting principles ("GAAP")) plus accrued or paid expenses incurred pursuant to Section 11.1(a), plus those items listed on Schedule 1.4(a) An example illustrating the calculation of the adjustment to the Purchase Price is set forth on Schedule 1.4(b).

 .

            (a) Pre-Closing Adjustments. A pre-closing review (the "Review") shall be undertaken by a least two persons, one selected by the Purchaser and one selected by the Company, to determine any necessary pre-closing adjustments to the Purchase Price arising out of, in connection with or in any way resulting from the Company's obligations stated on its June 30, 1998 balance sheet, prepared in accordance with GAAP, with US West, Sprint and AT&T (the "Matter"). Company agrees to cooperate fully with the Purchaser in the Review, including providing the member(s) of the Purchaser's staff with access to such documents related to the Matter so that the Purchaser's staff can identify and determine any adjustments to the Purchase Price. The written results of the Review shall be provided to the Purchaser and the Company no later than thirty (30) business days prior to the Closing Date. Company and Purchaser shall, within twenty (20) business days prior to the Closing Date, notify the other in writing whether it agrees or disagrees with the results of the Review.

            If both parties agree with the results of the Review, the Purchase Price shall be adjusted by 3.7 shares of Purchaser Common Stock for every $1,000 difference between the amount of the Matter as represented by the Company as of June 30, 1998, and the amount of the Matter as determined in the Review.

                  For example, if the results of the Review conclude that the amount of the Matter is $5,000 greater than what was represented by the Company as of June 30, 1998, the Purchase Price shall be reduced by 18.5 shares (5 x 3.7 shares). On the other hand, if the results of the Review conclude that the amount of the Matter is $5,000 less than what was represented by the Company as of the date of this Agreement, the Purchase Price shall be increased by 18.5 shares (5 x 3.7 shares).

            If the Purchaser and the Company disagree with the results of the Review, then the independent certified public accounting firm of McGladrey & Pullen LLP ("McGladrey") shall determine the adjustment, if any, to the Purchaser's balance sheet at June 30, 1998 required in accordance with the provisions of this Agreement, and such determination shall be final and binding on the Company and Purchaser.

            For purposes of this paragraph, the "Differential" shall mean the difference in dollar amount between the Purchaser's proposed adjustment and the Company's June 30, 1998 stated amount. If the dollar amount of the adjustment that is determined by McGladrey falls within 25% of the Differential from the Purchaser's proposed adjustment, then the Purchaser will be entitled to recover from the Company all reasonable costs in connection with retaining the accounting firm. If the dollar amount of the adjustment that is determined by McGladrey falls within 25% of the Differential from the Company's June 30, 1998 stated amount, then the Company will be entitled to recover from the Purchaser all reasonable costs in connection with retaining McGladrey. Except as set forth above, the costs of retaining McGladrey will be borne equally by the Company and the Purchaser.

            The Company and the Purchaser agree to initiate conversations with US West, Sprint and AT&T and, on a good faith best efforts basis, attempt to reduce the amount of Company's obligations to US West, Sprint and AT&T with respect to the Matter as soon as practical, but no later than one year from the date of this Agreement. To the extent that the Company and/or the Purchaser obtain a reduction of the amount of the obligation of US West, Sprint and AT&T from the amount set forth in the Company's June 30, 1998 balance sheet adjusted pursuant to this Section 1.5(a) plus any amounts accrued from June 30, 1998 through Closing, whether such reduction occurs before or after Closing, the Purchase Price shall be increased by such reduction at the rate of 3.7 shares of Purchaser's Common Stock for every $1,000 of reduction. The additional shares of Purchaser's Common Stock shall be distributed to Shareholders as soon as practical after the determination of such reduction.

            (b) Post-Closing Adjustments.

                  (i) The Purchase Price shall be adjusted by the difference in the working capital deficit between June 30, 1998 and the Closing. The adjustment shall be 3.7 shares of Purchaser Common Stock for every $1,000 in such working capital deficit and shall be deducted from the Purchase Price at the Closing; provided however, the Purchaser shall provide the Company with a credit of 370.4 shares of Purchaser Common Stock as an offset against this adjustment. Further, any adjustments made pursuant to Section 1.5(a) above will be not used in the calculation of adjustments under this Section 1.5(b).

                        Within thirty (30) days following the month-end in which
            the Closing occurs, the Company shall prepare and provide Purchaser with the financial statements for such month-end and financial statements as of the Closing Date, calculated through a pro rata allocation based on the number of days in the month preceding and including the Closing Date as related to the total number of days in the month. If Purchaser disagrees with the financial statements in the preceding sentence, Purchaser shall within ten (10) business days notify the Company of such dispute.

                        If the Purchaser and the Company are unable to resolve
            the dispute within ten (10) business days of the Purchaser's notice, Purchaser shall place in escrow such number of shares of Purchaser Common Stock equal to the amount of the dispute and promptly pay the balance of the Purchase Price (less the Escrowed Consideration defined in Section 1.11) to the Company.

                  (ii) In the event there are any claims by the Purchaser
            relating to breaches of warranties by the Company contained in this Agreement, the Purchaser shall notify the Company in writing within six (6) months of the date of Closing of the amount of such claims. If the Company does not dispute the amount or existence of such claims, the Purchaser shall off-set the Escrowed Consideration by an amount equal to 3.7 shares for every $1,000 worth of claims, and the Purchaser shall recalculate Schedule 1.7 accordingly. At the end of the escrow period specified in Section 1.11 below, the Purchaser shall pay to each of the Shareholders the pro rata portion of the Escrowed Consideration not subject to such off-set as reflected on the recalculated Schedule 1.7.

            If Company disagrees regarding the existence or the amounts of the claims identified by the Purchaser under this Section 1.5(b), the Company shall, within ten (10) business days of the date of such notice from the Purchaser, notify the Purchaser of such dispute. The Company and the Purchaser shall use their good faith efforts to resolve such dispute within thirty (30) days following the date of the Company's notice.

 . At the Effective Time, by virtue of the Merger and as set forth in this Section, subject to the other provisions of this Article 1, each share of Series A Preferred Stock of the Company ("Series A") and Series B Preferred Stock of the Company ("Series B") (collectively, Series A and Series B are hereinafter referred to as the "Company Preferred Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Purchaser Common Stock (the "Merger Consideration"), pro rata based upon the liquidation preference of each share of Company Preferred Stock as set forth in the Company's Certificate of Designation for Series A and Series B filed with the Minnesota Secretary of State on December 20, 1996 and December 10, 1997, respectively (the "Liquidation Preference"). The shares of common stock of the Company (the "Company Common Stock") will receive no shares of Purchaser Common Stock since it is the Company's belief that the Liquidation Preference exceeds the value of the Merger Consideration.

      At the Effective Time, all shares of Company Capital Stock issued and outstanding shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration. The holders of certificates previously evidencing shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to shares of Company Capital Stock. Certificates previously evidencing shares of Company Preferred Stock shall be exchanged for certificates evidencing whole shares of Purchaser Common Stock issued in consideration therefor in accordance with the procedures of this Section. Certificates previously evidencing shares of Company Common Stock shall be transferred to the Purchaser for no consideration. No fractional shares of Purchaser Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made.

      At the Effective Time, each outstanding share of the Company Capital Stock shall automatically be converted into a share of Common Stock of the Surviving Corporation and such shares shall continue to be owned by Purchaser

 . Following surrender at the Closing of a Shareholder's stock certificate representing shares of Company Preferred Stock, there shall be paid to the holder of such certificates promptly the Merger Consideration in the form of the Purchaser Common Stock in the amounts reflected on Schedule 1.7 attached hereto, less the escrowed shares pursuant to Section 1.11 and Section 5.31.

Such amounts may be adjusted in accordance with the dividend accruals of the Company between the date of this Agreement and the Closing.

 . All shares of Purchaser Common Stock issued and cash paid upon conversion of the shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

 . No certificates or scrip evidencing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser. In lieu of any such fractional shares, each holder of Company Capital Stock upon surrender of a certificate for exchange, shall be paid an amount in cash (without interest), rounded to the nearest cent.

 . At the Effective Time, each issued and outstanding stock option, warrant, right or other agreement to purchase or sell any capital stock of the Company granted by the Company shall be cancelled by the holder and the Company. At the Closing, the Purchaser shall grant options to purchase shares of Purchaser Common Stock at an exercise price of $270 per share to certain employees as indicated on Exhibit C. At the Effective Time, the holders of options granted by the Company shall cease to have any rights with respect to shares of Company Capital Stock and will only have rights with respect to Purchaser Common Stock as set forth in this Section. The Company shall take such actions as are necessary to ensure that from and after the date hereof the Company shall not grant any rights to purchase any capital stock of the Company.

 . Certificates representing 741 shares of Purchaser Common Stock (the "Escrowed Consideration"), shall be held in reserve by Purchaser. The Purchaser shall hold the Escrowed Consideration for six months following the Closing Date for possible claims by Purchaser relating to breaches of warranties by the Company and Shareholders contained in this Agreement. Any amounts held in reserve and not subject to claim of Purchaser at the end of such escrow period will be paid to the Shareholders in accordance with Schedule 1.7.

 . At the Closing, Purchaser shall assume the outstanding debt due and owing by the Company to Artesian Capital Limited Partnership II ("Artesian") pursuant to those certain Promissory Notes dated (i) October 15, 1997 in the principal amount of Fifty Thousand Dollars ($50,000), (ii) November 14, 1997 in the principal amount of One Hundred Thousand Dollars ($100,000), (iii) November 26, 1997 in the principal amount of Fifty Thousand Dollars ($50,000) and (iv) April 21, 1998 in the principal amount of Two Hundred Thousand Dollars ($200,000) (collectively, the "Old Notes"). The Old Notes shall be surrendered by Artesian for cancellation at the Closing and Purchaser will execute a promissory note payable to Artesian in the amount of Four Hundred Thousand Dollars ($400,000) which will accrue interest at the rate of ten percent (10%) per annum and be payable on the earlier to occur of (i) December 31, 1999 or (ii) the closing of any financing of $15 million or more by the Purchaser (the "New Note"). The Company's (i) Series A 8% Convertible Subordinated Promissory Notes due June 30, 2001 and (ii) Series B 15% Convertible Subordinated Promissory Notes due June 30, 2001, shall have a liquidation preference over the New Note.

 . Subject to the provisions of Articles 7 and 8 hereof, the closing (the "Closing") of the Merger will take place at Purchaser's offices two days after receipt of approval from the Minnesota Public Utilities Commission or at such other place, at such other time, or on such other date as the Company and the Purchaser may agree. The date on which the Closing takes place is referred to as the "Closing Date."

 . At the Closing:

            (a) The executed Plan of Merger (together with the Articles of Merger) satisfying the requirements of Minnesota law shall be filed by Acquisition Sub and the Company with the Secretary of State of Minnesota.

            (b) Purchaser will hold in escrow 741 shares of Purchaser Common Stock in accordance with Section 1.11 of this Agreement.

            (c) Purchaser and Acquisition Sub shall deliver to the Company and the Shareholders the following:

                  (i) the certificates and other documents and instruments
            referred to in Article 8 hereof;

                  (ii) a true and complete copy of the Articles of Incorporation of each of Purchaser and Acquisition Sub, including all amendments thereto, as certified to by an appropriate governmental official;

                  (iii) a copy of the resolutions adopted by the Board of
            Directors of each of Purchaser and Acquisition Sub authorizing the execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby, as certified to by the Secretary of Purchaser and Acquisition Sub, respectively;

                  (iv) stock options to purchase shares of the Purchaser Common
            Stock to those individuals set forth on Exhibit C ;

                  (v) the New Note for delivery to Artesian; and

                  (vi) an opinion of counsel for Purchaser and Acquisition Sub in substantially the form of Exhibit E attached hereto.

            (d) The Company shall, and cause the Shareholders to deliver to Purchaser the following:

                  (i) the certificates and other documents and instruments
            referred to in Article 7 hereof;

                  (ii) a true and complete copy of the Articles of Incorporation of the Company, including all amendments thereto, as certified to by an appropriate governmental official, and a true and complete copy of the By-Laws of the Company, as certified to by the Secretary of the Company;

                  (iii) a true and complete copy of each material contract,
            agreement, commitment or plan described on any Schedule hereto;

                  (iv) a copy of the resolutions adopted by the Board of
            Directors of the Company authorizing the execution and delivery of this Agreement and the Plan of Merger by the Company and the consummation of the Merger and other transactions contemplated hereby, as certified to by the Secretary of the Company;

                  (v) a copy of the resolutions adopted by the Shareholder of the Company approving this Agreement and the Plan of Merger by the Company and the consummation of the Merger and other transactions contemplated hereby, as certified to by the Secretary of the Company;

                  (vi) the resignations of the directors and officers of the
            Company, effective as of the Closing Date;

                  (vii) an opinion of counsel for the Company and Shareholders in substantially the form of Exhibit F attached hereto;

                  (viii) Noncompete Agreement from Artesian;

                  (ix) Exchange Agreement from the Shareholders in substantially the form of Exhibit G attached hereto;

                  (x) Cancellation of all stock options, warrants and other
            rights to acquire the Company Capital Stock; and

                  (xi) such other documents as Purchaser may request to convey title to all of the Company's assets.

 .

            (a) The Company will deliver to Purchaser and Acquisition Sub, the audited financial statements of the Company for the fiscal year ended December 31, 1997 and the unaudited financial statements for the period ended April 30, 1998 (collectively, the Financial Statements"). The balance sheet of the Company as of December 31, 1997 is hereinafter referred to as the Company's "Balance Sheet" and December 31, 1997 is hereinafter referred to as the "Balance Sheet Date."

            (b) The Company shall deliver to Purchaser the Company's balance sheet, income statement, statement of cash flows, accounts receivable and accounts payable (aging), schedule of disputed charges, and the detail on accrued expense accounts at June 30, 1998, by July 31, 1998.

            (c) The Company shall prepare and deliver to Purchaser all of the Schedules to this Agreement by the date of this Agreement, and shall from time to time prior to Closing promptly amend, supplement and update the Schedules as necessary.

            (d) Purchaser has heretofore delivered to the Company the audited financial statements of the Purchaser for the fiscal year ended June 30, 1997 and the unaudited financial statements for the period ended April 30, 1998 (the "Purchaser Financial Statements").

            (e) Purchaser shall prepare and deliver to the Company the Schedules necessary to be completed by the Company by the date of this Agreement, and shall from time-to-time prior to Closing promptly amend, supplement and update the Schedules as necessary.

            (f) Company shall deliver to Purchaser a fully executed Release and Termination Agreement with Sprint Communications Company L.P. ("Sprint") in a form reasonably acceptable to the Purchaser which, among other things, waives the Company's minimum commitment surcharges owed to Sprint.

            (g) Company shall deliver to Purchaser the US West Report relating to the traffic study on the Centron common blocks for the five central offices of the Company, the results of which shall reflect a rating no worse than an average P.02 grade of service in the busy hour of the week for each central office. To the extent that this grade is not met for any central office, the Purchaser shall pay the installation costs reasonably required to meet a P.02 grade and these installation costs (together with monthly costs for the remaining contract terms for the Company's high call volume customers for each central office which fails to meet a P.02 grade) will be deducted from the Purchase Price on the basis of 3.7 shares of Purchaser Common Stock for every $1,000 expended to make the upgrades.

 . The Company and Purchaser agree to use all commercially reasonable efforts to
(a) promptly file, or cause to be promptly filed, with any United States agency or any state or local governmental body or agency, all such notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby; and (b) thereafter diligently pursue all consents or approvals from any such governmental agencies or bodies as may be necessary to consummate the transactions contemplated hereby.

 . From the date hereof until the Closing Date, except as set forth on Schedule
4.1 or as otherwise required by this Agreement, the Company shall, unless Purchaser shall otherwise agree in writing:

            (a) carry on the business of the Company in the ordinary course;

            (b) continue to insure the Company and its properties substantially in accordance with its past practices;

            (c) use reasonable efforts to preserve the Company's business organization intact, keep available the Company's present management and employees, and preserve the Company's present relationships with its suppliers and customers and others with which it has business relationships;

            (d) not solicit, initiate or intentionally encourage the submission of offers or proposals from any Person (other than Purchaser and Acquisition Sub) for the acquisition of the stock or any significant portion of the assets or business of the Company;

            (e) not issue, sell or otherwise dispose of any of its shares of capital stock or grant any options, warrants or other rights to acquire any of its shares of capital stock;

            (f) not declare or pay any cash or non-cash dividends on its capital stock or any other cash or non-cash distributions in respect of its capital stock;

            (g) pay payroll when due in the ordinary course or in accordance with past practices;

            (h) not extend or shorten the time for payment of the Company's accounts receivable other than in accordance with past practices or in the ordinary course;

            (i) not (i) issue any debt securities or (ii) incur any indebtedness for money borrowed whether long or short term other than trade payables incurred in the ordinary course;

            (j) not incur or agree to incur any obligations or liabilities except current liabilities accrued in the ordinary course of business, none of which materially adversely affect the Company's business or assets;

            (k) not sell, lease or otherwise dispose or agree to sell, lease or otherwise dispose of any of its assets except sales of inventory to end user customers at standard industry prices and terms, in the ordinary course of business;

            (l) not make any change in the rate of compensation, commission, bonus or other remuneration payable or paid or agreed to be paid to any of its employees;

            (m) not make any write down or write up of the value of any of its inventory; and

            (n) not make any change in the Company's coupon program or policy with customers other than in the ordinary course.

 . The Company shall deliver to Purchaser such financial information that is available to the Company which Purchaser shall reasonably request, reflecting the results of operations of the Company after April 30, 1998. The Purchaser shall deliver to the Company such financial information that is available to the Purchaser which the Company shall reasonably request reflecting the results of operations of the Purchaser after April 30, 1998.

 . The Company shall deliver to Purchaser the audit of the Company's books and records for the year ended December 31, 1997 as conducted by Arthur Andersen LLP, the Company's independent accountants, within thirty (30) days after the date of this Agreement.

 . From the date of this Agreement until the Effective Time, the Company will give Purchaser and its respective officers, employees, counsel, advisors and representatives reasonable access, during normal business hours, to the offices and other facilities and to the books and records of the Company and will furnish Purchaser to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company as Purchaser may from time to time reasonably request.

 . Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

 . Purchaser and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects and (b) any failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

 . The Company shall not directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Purchaser, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business or properties of the Company or any capital stock of the Company, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Company.

 . The Company shall not disclose to any other potential buyer that the Purchaser is acquiring the Company or the price or terms thereof without the prior written consent of the Purchaser.

 . The Company shall promptly submit this Agreement and the transactions contemplated hereby for the approval of the Shareholders as soon as practicable and shall use its best efforts to obtain shareholder approval of this Agreement and the transactions contemplated hereby.

 . Purchaser and Acquisition Sub will use their best efforts to assist in the termination of certain personal guarantees of Artesian and Frank B. Bennett ("Bennett") dated December 13, 1996, January 16, 1997 and October 14, 1997 and in effect on the date of this Agreement. To the extent such personal guarantees are not terminated, Purchaser and Acquisition Sub will indemnify Artesian and Bennett to the extent of such guarantees.

 . The Purchaser will pay accrued bonuses due and owing to those persons identified on Schedule 4.11 in the amounts indicated thereon on the earlier to occur of (i) December 15, 1998, or (ii) the closing of any financing of $15 million or more by the Company.

 . The Company shall secure agreements from a majority of the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock to vote the Company Capital Stock in favor of the Merger by causing Artesian, and any of (i) RWJ Company, (ii) J.M. Hixon Partners, or (iii) Minnesota Management Partners I Investment to execute and deliver to the Purchaser Agreements to Facilitate Merger in the Form of Exhibit H attached hereto.

 . Purchaser and the Company shall hold in confidence all information as required and in accordance with the Non-disclosure Agreement dated May 7, 1998 between Purchaser and the Company.

 . The Purchaser and the Company will use their good faith efforts to effect the tax treatment set forth in Recital 1C above.

 . The Company shall have made the adjustments identified on Schedule 4.15 to its financial statements.

      The Company and the Shareholders jointly and severally warrant and represent to and covenant with Purchaser as follows:

 . The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of Minnesota. The Company has the corporate power and holds all rights, privileges, franchises, immunities, licenses, permits, authorizations and approvals (governmental or otherwise) necessary to own and operate its properties and to conduct its business as presently conducted, the failure of which to hold would have a material adverse effect on the financial condition or operations of the Company.

 . The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the nature or location of the Company's business or properties requires such qualification, except such jurisdictions in which the failure so to qualify is not likely to have a material adverse effect on the financial condition or operations of the Company.
Schedule 5.2 sets forth all jurisdictions in which the Company is qualified to do business as a foreign corporation.

 . Except as set forth on Schedule 5.3, the Company does not own, and on the Closing Date will not own, any securities or any other direct or indirect interest in any person or entity.

 .

            (a) The total number of shares of capital stock and the par value thereof which the Company is authorized to issue, the number of such shares which are issued and outstanding, and the number of treasury shares are set forth on Schedule 5.4. All of the issued and outstanding shares of the Company's Common Stock are now, and will on the Closing Date, be owned by the Shareholders and will be transferred to the Purchaser free and clear of all mortgages, pledges, liens, security interests, restrictions, adverse claims or charges or third party rights of any kind.

            (b) Except as set forth on Schedule 5.4, there are no outstanding options, conversion rights, warrants or other rights in existence to acquire from the Company any of its shares of capital stock.

            (c) The issued and outstanding shares of capital stock of the Company as of the date hereof and as of the Closing Date have been and will be duly and validly issued and are fully paid and nonassessable and have not been issued in violation of, and are not subject to, any preemptive rights, and, except as set forth on Schedule 5.4, there are no voting trust agreements or other contracts, agreements or arrangements to which either the Company or, to the Company's best knowledge, the Shareholders is a party restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of the Company.

 . The Company has all right, power and authority required for it to enter into, and, subject to the requisite approval of the Shareholders, to perform its obligations under this Agreement and the Plan of Merger. Subject to Shareholder approval, the Company has taken all corporate actions on its part necessary or appropriate to execute, deliver and perform this Agreement and the Plan of Merger and to consummate the Merger. This Agreement has been duly authorized, executed and delivered by the Company and is binding upon and enforceable against the Company in accordance with its terms and conditions; and, when executed and delivered by the Company, the Plan of Merger will be duly authorized, executed and delivered by the Company and will be binding upon, and enforceable against, the Company in accordance with its terms and conditions.

 . Except as set forth on Schedule 5.6, neither the execution or delivery by the Company of this Agreement or the Plan of Merger, nor the performance by the Company of its obligations hereunder or thereunder, does or will, after the giving of notice, or the lapse of time, or otherwise:

            (a) conflict with, result in a breach of, or constitute a default under, (i) the Articles of Incorporation or By-Laws of the Company or (ii) any federal, state or local law, statute, code, ordinance, rule or regulation applicable to it, (iii) any federal, state or local court or administrative order or process to which the Company is a party or is bound, or (iv) any material contract, agreement, arrangement, commitment, or plan to which the Company is a party, or under which the Company may be obligated, or by which the Company or any of its material rights, properties or assets may be subject or bound;

            (b) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance or assessment upon any of the material rights, properties or assets of the Company; or

            (c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any material contract, agreement, arrangement, commitment or plan to which the Company is a party, or under which the Company may be obligated, or by which the Company or any of the rights, properties or assets of the Company may be subject or bound.

 . Except as set forth on Schedule 5.7, on the Balance Sheet Date, the Company had, and on the date hereof has, and on the Closing Date will have, good and marketable title to all the properties and assets reflected on the Balance Sheet, subject to no mortgages, pledges, security interests, liens, encumbrances or other charges of any kind, except (a) as to personal property sold or otherwise disposed of after the Balance Sheet Date in the ordinary course of business; (b) mechanics', carriers', workmens', repairmens' or other like liens arising or incurred in the ordinary course of business; (c) liens for taxes, assessments and other governmental charges which are not yet due and payable;
(d) other imperfections of title or encumbrances which do not materially impair the use and operations of the Company's assets or properties to which they relate in the operation of the Company's business as presently conducted, and
(e) the security interest of Artesian (which will be terminated on or before the Closing Date).

 . Schedule 5.8 contains a true and complete list and brief description of all real property owned or leased by the Company, either as lessor or lessee.

 . Except as set forth on Schedule 5.9 there are no actions, suits or proceedings pending, threatened in writing against the Company, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to the Company would have a material adverse effect on the financial condition or operations of the Company. Except as set forth on Schedule 5.9 and Schedule 5.27, the Company is not operating under, or subject to, any governmental order, writ, injunction or decree.

 . The Company is not conducting its business or affairs in violation of any applicable federal, state or local law, statute, ordinance, rule, permit or regulation except (a) as set forth on Schedule 5.10 or (b) for violations which individually or in the aggregate would not have a material adverse effect on the financial condition or operations of the Company.

 . Except as set forth on Schedule 5.11, there is no labor dispute, grievance, strike or request for union representation affecting any of the Company's employees generally pending, or threatened against the Company. The Company is not a party to any collective bargaining agreement and no such contract is currently being negotiated with the Company. No representation question exists or has been raised respecting the employees of the Company, nor are there any campaigns being conducted to solicit cards from the employees of the Company to authorize representation by any labor organization.

 . The Financial Statements attached hereto as Schedule 5.12 were prepared from the Company's books and records in accordance with generally accepted accounting principles, subject, in the case of the interim financial statements, to normal recurring year-end adjustments (the effect of which will not , individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the audited financial statements of the Company for the fiscal year ended December 31, 1997 consistently applied, and present fairly in all material respects the financial position, results of operations and changes in cash flows of the Company at the dates and for the periods indicated therein. The accounts receivable reflected in the Financial Statements were generated in the ordinary course and are collectible, subject to the reserves in the Financial Statements for doubtful accounts.

 . Except as set forth on Schedule 5.13,

            (a) on the Balance Sheet Date, to the best of its knowledge, the Company did not have any material liability of a nature required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, which was not disclosed, reflected or reserved against in the Company's Balance Sheet; and

            (b) except for liabilities which have been incurred in the ordinary course of business, since the Company's Balance Sheet Date, to the best of its knowledge, the Company has not incurred any material liability of any nature which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles.

 . Since the Balance Sheet Date, the Company has conducted its business in the ordinary course, and, except as contemplated by this Agreement or as set forth on Schedule 5.14, there has not been any:

            (a) material adverse change in the financial condition or business of the Company other than changes relating to general economic conditions or developments affecting the Company's industry generally;

            (b) sale, assignment, transfer, mortgage, pledge or lease of any material amount of assets of the Company, except in the ordinary course of business;

            (c) declaration, payment or distribution in respect of, or purchase or redemption of, any shares of the Company's capital stock;

            (d) capital expenditures by the Company in excess of $5,000 for any single item or $20,000 in the aggregate;

            (e) damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

            (f) loan by the Company to any Person or guaranty by the Company of any loan, other than routine advances to employees in the ordinary course of business;

            (g) amendment of the Articles of Incorporation or By-Laws of the Company; or

            (h) agreement by the Company to do any of the foregoing.

 .

            (a) All contracts and agreements which are material to the financial condition or operations of the Company (collectively, "Contracts") are described on Schedule 5.15, except for the following contracts and agreements which are not required to be set forth on Schedule 5.15: (i) normal purchase and sale commitments heretofore or hereafter entered into in the ordinary course of business; (ii) any Contract that involves an aggregate commitment by the Company of less than $10,000 per year; and
      (iii) any Contract which is terminable by the Company by notice of not more than 30 days for a cost of less than $10,000.

            (b) Except as set forth on Schedule 5.15, each Contract listed on
      Schedule 5.15 is in full force and effect. Except as set forth on Schedule 5.15, the Company has performed in all material respects all obligations required to be performed by it to date under the Contracts and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.

 .

            (a) Schedule 5.16 sets forth all patents, trademarks, trade names, service marks and copyrights (whether or not such trademarks, trade names, service marks and copyrights are registered), and all pending applications therefor, owned by the Company, or in which the Company has any interest, which are material to the business of the Company.

            (b) Except as set forth on Schedule 5.16, there is not any claimed or actual infringement or misappropriation by the Company of any valid patent, trademark, trade name, service mark or copyright which relates to the business of the Company and which is owned by any third party, and which will have a material adverse effect on the financial condition or operations of the Company.

            (c) There is no pending or threatened claim asserted in writing by the Company against others for infringement or misappropriation of any patent, trademark, trade name, service mark or copyright owned by the Company.

            (d) All applications to register patents, trademarks, trade names, service marks or copyrights which have been filed by or on behalf of the Company, and any resulting registrations are owned by the Company, free and clear of any security interest, lien, encumbrance or any interest of any nature of any third party.

 . The Company has timely filed without extensions or will file all foreign, federal, state and local tax returns and estimates for all years and periods (and portions thereof) through the Closing Date for which any such returns, reports or estimates were due or will be due and any and all amounts shown on such returns and reports to be due and payable through the Closing Date have been or will be paid in full, and since the Balance Sheet Date, the Company has not incurred any liability with respect to any taxes based on income, gross revenues, gross receipts, purchases, sales, business, capital stock or surplus, properties or assets of the Company except in the ordinary course of business. The federal income tax returns of the Company have never been examined by the Internal Revenue Service. Except as set forth on Schedule 5.17, there are no pending audits, investigations or examinations, by any federal, state, local or foreign taxing authority of any payment, return or report made or filed by the Company nor has there been any claim made against the Company alleging a failure to pay or report any kind of tax which may be assessed by any such taxing authority against the Company. Schedule 5.17 sets forth the states in which the Company has made sales during the past three years.

 .

            (a) For the purposes of this Section 5.18, the term "Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements, including, without limitation, any pension plan as defined in Section 3(2) of The Employee Retirement Income Security Act of 1974 ("ERISA") and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, to which the Company is a party.

            (b) There are no Employee Plans other than those set forth on
      Schedule 5.18.

            (c) Prior to the date hereof, the Company has delivered to Purchaser a copy of each Employee Plan set forth on Schedule 5.18 .

            (d) The Company does not maintain any "pension plans" as defined in
      Section 3 (2) of ERISA other than those set forth on Schedule 5.18.

            (e) Each Employee Plan, if any, and to the Company's best knowledge, the administrators and fiduciaries of each Employee Plan and the Company have complied, in all material respects, with all applicable requirements of ERISA and of any other applicable law (including regulations and rulings thereunder) governing each Employee Plan.

            (f) The Company has no obligation. to contribute to a "Multi-Employer Plan," as defined in Section 3(37) of ERISA.

            (g) To the Company's best knowledge, no "reportable event" (as defined in ERISA) has occurred with respect to any Employee Plan.

 . The Company has in full force and effect all policies of insurance set forth on Schedule 5.19; the Company will have in full force and effect on the Closing Date such policies of insurance or policies of insurance of substantially the same character and coverage as those set forth on Schedule 5.19; and the Company will notify Purchaser in writing of any changes in such insurance coverage occurring prior to the Closing which would have a material adverse effect on the financial condition or operations of the Company.

 . Each of the Shareholders receiving shares of Purchaser's Common Stock in the Merger shall agree not to dispose of any shares in a manner that would cause the Merger to violate the continuity of Shareholder interest requirements set forth in Treasury Regulation ss. 1.368-1. Each of the Shareholders receiving shares of Purchaser's Common Stock in the Merger shall represent that such shares are being purchased for his own account and for investment and without the intention of reselling or redistributing the same; each such Shareholder shall further acknowledge that the shares to be received in the Merger have not been registered under the Securities Act of 1933 or relevant state securities laws and are, therefore, restricted.

 . Except as set forth in Schedule 5.21, all of the tangible personal property of the Company is (i) in good operating condition and repair, ordinary wear and tear excepted and (ii) maintained in accordance with sound maintenance practices. The Company's assets are sufficient for the operation of its business in the ordinary course and are suitable for the purpose for which they are being used. The amount of the Company's inventory and supplies currently on hand (i) is sufficient for the operation of the Company's business in the ordinary course based on current levels of operation adjusted for any increased level of operations anticipated by the Company; (ii) has been purchased in the ordinary course of business; (iii) is consistent in quality and quantity with past practices of the Company; and (iv) is not obsolete and is of a quality and quantity usable and salable in the ordinary course of business within twelve
(12) months subsequent to the Closing. All property leased by the Company is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof. Except as set forth in Schedule 5.21, none of the Shareholders has any direct or indirect interest in any right, property or asset used or required by the Company in the conduct of its business.

 . Except as disclosed in Schedule 5.22, since June 3, 1996, no stockholder, director, officer or employee of the Company, nor any ancestor, sibling, descendent or spouse (an "Affiliate") of any such person, or any trust, partnership or corporation in which any of such persons or their Affiliates have a material interest, has had: (i) except for passive investments, any interest in any entity which has purchased, sold or furnished to the Company any goods or services; (ii) a beneficial interest in any lease, contract, commitment or understanding to which the Company is a party or by which it is bound or affected; (iii) except for salary and bonuses in the ordinary course of business consistent with past practices, any interest or claim against the Company or any assets of the Company; or (iv) any interest in any assets used in the business of the Company.

 . Except as disclosed in Schedule 5.23, no claim for product liability has ever been asserted against the Company and, to the Company's best knowledge, no event has occurred which might give rise to the assertion of any such claim. To the Company's best knowledge, there is no deficiency or inadequacy in the manufacture, design or formulation of any of the Company's products which may hereafter give rise to any such failure or result in any such claim.

 . To the Company's best knowledge, all products sold and services provided by the Company (and the delivery thereof) have been in conformity with all applicable contractual commitments and all express or implied warranties by the Company and its suppliers. To the Company's best knowledge, no liability for any warranty claims exist for the repair or replacement thereof or other damages in connection with such services, sales or deliveries, except for any such claims incurred in the ordinary course of business consistent in amount and character with past experience of the Company. Copies of the standard terms and conditions of sale, delivery or lease of the Company (including, without limitation, all warranty provisions) are attached hereto as Schedule 5.24.

 . Attached Schedule 5.25 lists:

            (a) all employee handbooks and/or manuals relating to the employees of the Company, true and correct copies of which have been delivered to Purchaser; and

            (b) all employees of the Company, together with their job descriptions, rates of salary or wages, vacation benefits, and each bonus, deferred compensation, stock option, incentive compensation, severance or termination pay agreement or employment benefit applicable to each such employee, whether formal or informal and whether legally binding or not.

 .

            (a) Neither the Company, or to the knowledge of the Company any other user or owner of the Company's owned or leased real property (the "Real Estate") has violated or been threatened with or received a notice, directive, violation report or charge asserting any violation of the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation Recovery Act of 1976 ("RCRA"), the Federal Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980 ("CERCLA"), the Toxic Substance Control Act of 1976, or any other Laws regulating or otherwise affecting or relating to the environment ("Environmental Laws"), as the same may have been amended. No action has been taken against the Company or, to the knowledge of the Company, the Real Estate or any other user or owner of the Real Estate by any federal, state or local department or agency concerning any Environmental Laws. The Company is, and to the knowledge of the Company at all times in the past has been, in compliance with all Environmental Laws. To the knowledge of the Company, no asbestos, urea formaldehyde or polychlorinated biphenyls or any other hazardous substances are present in, on or under any of the Real Estate. No assets of the Company are required to be upgraded, modified or replaced to be in compliance with Environmental Laws.

            (b) Neither the Company, nor to the knowledge of the Company, any user or owner of the Real Estate has generated, stored, used, disposed of, spilled, discharged or released any substance in any manner on the Real Estate and the improvements thereon or on property adjacent to the Real Estate or performed an environmental cleanup on the Real Estate or adjacent property which may form the basis for any present or future claim against the Company based upon Environmental Laws, or any demand or action seeking cleanup of any site, location or body of water, surface or subsurface, under any Environmental Laws, or otherwise, or which may subject the Company and/or Purchaser to claims for damages.

            (c) To the knowledge of the Company, no septic systems or wells exist on, in or under any of the Real Estate. To the knowledge of the Company, the Real Estate has never been used as a landfill, dump site or any other use which involves the disposal of solid waste on the Real Estate in a manner which may subject the Company to any claim for cleanup or damages under Environmental Laws. To the knowledge of the Company, no hazardous or toxic substances or waste, as defined under Environmental Laws, are located at, on or under any of the Real Estate, or have been used, generated, treated, stored, disposed of, handled or removed from any of the Real Estate.

            (d) To the knowledge of the Company, no above ground or underground storage tanks have ever been located at, on or under any of the Real Estate. To the knowledge of the Company, at no time prior to or during the Company's use of the Real Estate have hazardous or toxic substances or wastes, as defined under Environmental Laws, been spilled, discharged, leaked, discarded, released or otherwise deposited on any of the Real Estate. To the knowledge of Company, none of the Real Estate is contaminated by hazardous or toxic substances or wastes, as defined under Environmental Laws, originating from off-site sources.

            (e) No environmental claims have been asserted or are threatened or are anticipated to be asserted against the Company with respect to the Real Estate, any of its assets and/or the operation of its business.

            (f) For purposes of this Section 5.26, "knowledge of the Company" shall mean actual knowledge without a duty to inquire.

 . The Company is in compliance with and has all permits, registrations and authorizations required by all applicable Laws in the operation of the Company's business except where noncompliance would not have a material adverse effect on the financial condition or operations of the Company. Attached hereto as
Schedule 5.27 is a true and complete list of all licenses, permits, registrations and authorities issued or granted to the Company by local, state or federal government authorities or agencies. The Company is not in breach or violation of any applicable Law relating thereto and all such licenses, registrations, permits and authorizations are current and effective except where a breach or violation or the absence of such licenses, registrations, permits or authorizations would not have a material adverse effect on the financial condition or operations of the Company.

 . Schedule 5.28 attached hereto sets forth, based upon the May 10, 1998 list of the Company's monthly invoices, a list of the fifteen (15) largest customers of the Company determined by dollar amount of goods and services purchased from the Company. Except as set forth on Schedule 5.28, the Company and the Shareholders have received no notice or indication, and have no reason to believe, that any customer, supplier or third party to material contracts of the Company intends to cease doing business or reduce in any material respect the business transacted with the Company or to terminate or modify any agreements with the Company (whether as a result of consummation of the transactions contemplated hereby or otherwise).

 . Attached hereto as Schedule 5.29 is a true and complete list of the bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those persons authorized to sign thereon.

      5.30 Customer Coupon Program. Schedule 5.30 sets forth the Company's customer coupon program. The Company's customer coupon program has not been altered since the Company's inception.

      5.31 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company. The Company acknowledges that the Purchaser shall separately escrow 463 shares of Purchaser Common Stock in connection with a potential breach of this representation (in addition to the Escrowed Consideration). The foregoing escrow shall terminate six months after the Closing.

 . No warranty or representation by the Company contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the warranties or representations herein or therein contained not misleading. The Company has disclosed to Purchaser all material adverse facts known to the Company relating to the Company, its assets or business.

      Purchaser and Acquisition Sub warrant and represent to and covenant with the Company and the Shareholders as follows:
 . Purchaser and Acquisition Sub are corporations duly incorporated, validly existing and in good standing under the laws of Minnesota. Each of Purchaser and Acquisition Sub has the corporate power and holds all rights, privileges, franchises, immunities, licenses, permits, authorizations and approvals (governmental or otherwise) necessary to own and operate its properties and to conduct its business as presently conducted, the failure of which to hold would have a material adverse effect on the financial condition or operations of either Purchaser or Acquisition Sub.

 . The Purchaser is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the nature or location of the Purchaser's business or properties requires such qualification, except such jurisdictions in which the failure so to qualify is not likely to have a material adverse effect on the financial condition or operations of the Purchaser. Schedule 6.2 sets forth all jurisdictions in which the Purchaser is qualified to do business as a foreign corporation.

 . Each of Purchaser and Acquisition Sub has all right, power and authority required for it to enter into and perform its obligations under this Agreement and, in the case of Acquisition Sub, the Plan of Merger. Each of Purchaser and Acquisition Sub has taken all corporate actions on its part necessary or appropriate to execute, deliver and perform this Agreement and, in the case of Acquisition Sub, to consummate the Merger, and this Agreement has been duly authorized, executed and delivered by each of Purchaser and Acquisition Sub and is binding upon, and enforceable against each in accordance with its terms and conditions; and, when executed and delivered by Acquisition Sub, the Plan of Merger will be duly authorized, executed and delivered by Acquisition Sub and will be binding upon, and enforceable against, Acquisition Sub in accordance with its terms and conditions.

 . Neither the execution and delivery of this Agreement by Purchaser or Acquisition Sub, nor the execution or delivery of the Plan of Merger by Acquisition Sub, nor the performance of their respective obligations hereunder or under the Plan of Merger, does or will, after the giving of notice, or the lapse of time, or otherwise:

            (a) conflict with or constitute a default under the Articles of Incorporation or By-Laws of Purchaser or Acquisition Sub: (a) conflict with, result in a breach of, or constitute a default under, the Articles of Incorporation or By-Laws of the Company, or (i) any federal, state or local law, statute, code, ordinance, rule or regulation applicable to it,
      (ii) any federal, state or local court or administrative order or process to which the Company is a party or is bound, or (iii) any material contract, agreement, note, debt instrument, security agreement, mortgage, arrangement, commitment or plan to which Purchaser or Acquisition Sub is a party, or under which Purchaser or Acquisition Sub may be obligated, or by which Purchaser or Acquisition Sub or any of its material rights, properties or assets may be subject or bound; or

            (b) result in the creation of any mortgage, pledge, lien, claim, charge, encumbrance or assessment upon any of the material rights, properties or assets of the Purchaser.

 . There are no actions, suits or proceedings pending, or to the knowledge of Purchaser, threatened in writing against Purchaser or Acquisition Sub, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to Purchaser, would have a material adverse effect on the financial condition or operations of the Purchaser. Except as set forth on Schedule 6.5, the Purchaser is not operating under or subject to, any governmental order, writ, injunction or decree.

 . The total number of shares of capital stock and the par value thereof which the Purchaser is authorized to issue, the number of such shares which are issued and outstanding, and the number of treasury shares are set forth on Schedule
6.6. Except for stock options, warrants or other rights to acquire 20,889 shares of Purchaser Common Stock, there are no other outstanding options, conversion rights, warrants or other rights to acquire from the Purchaser any shares of Purchaser Common Stock. The shares of Purchaser Common Stock to be issued to the Shareholders of the Company in the Merger will be at the Effective Time duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth on Schedule 6.6, there are no voting trust agreements or other contracts, agreements or arrangements to which either the Purchaser or, to the best of its knowledge, its shareholders is a party restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of the Purchaser.

 . The Purchaser Financial Statements attached hereto as Schedule 6.7 were prepared from the Purchaser's books and records in accordance with generally accepted accounting principles, subject, in the case of the interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the audited financial statements of the Purchaser for the fiscal year ended June 30, 1997 consistently applied, and present fairly in all material respects the financial position, results of operations and changes in cash flows of the Purchaser at the dates and for the periods indicated therein.

 . Except as set forth on Schedule 6.8,

            (a) on April 30, 1998, to the best of its knowledge, Purchaser did not have any material liability of a nature required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, which was not disclosed, reflected or reserved against in the Purchaser's balance sheet; and

            (b) except for liabilities which have been incurred in the ordinary course of business, since April 30, 1998, to the best of its knowledge, the Purchaser has not incurred any material liability of any nature which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles.

 . No warranty or representation by the Purchaser contained in this Agreement or in any writing to be furnished pursuant hereto contains or will contain any untrue statement of fact or omits or will omit to state any material fact required to make the warranties or representations herein or therein contained not misleading. The Purchaser has disclosed to Company all material adverse facts known to the Purchaser relating to the Purchaser, its assets or business.

      The obligations of Purchaser and Acquisition Sub under this Agreement are subject to the following conditions precedent:

 . Neither Purchaser nor the Company shall have terminated this Agreement pursuant to Section 9.1 hereof.

 . The warranties and representations made by the Company herein and by the Shareholders in the Exchange Agreements to Purchaser and Acquisition Sub shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and the Company and the Shareholders shall have performed and complied in all material respects with all agreements, covenants and conditions on their respective parts required to be performed or complied with on or prior to the Closing Date; and at the Closing, Purchaser and Acquisition Sub shall have received a certificate executed by the Company and the Shareholders to the foregoing effect.

 . No court or other governmental agency shall have issued an order which shall be in effect on the Closing Date restraining or prohibiting the consummation of the transactions contemplated hereby.

 . All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in all material respects and in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of such documents as Purchaser and its counsel may reasonably request in connection with said transactions.

 . The approval or consent of all United States agencies and all state and local governmental bodies and agencies as may be necessary to consummate the transactions contemplated hereunder shall have been received.

 . All amendments or supplements to the Schedules hereto made by the Company which are individually or in the aggregate material to the business, operations or financial condition of the Company shall be acceptable to Purchaser and Acquisition Sub.

 . The directors and officers of the Company shall have resigned their positions as such as of the Closing Date.

 . In accordance with the Company's Articles of Incorporation and Bylaws and Minnesota corporate law, the Company shall have duly approved the transactions contemplated by this Agreement. The Company shall not have received notice of dissenter's rights from more than (i) 3% of the holders of Common Stock, (ii) 5% of the holders of Series A Preferred Stock and (iii) 2% of the holders of Series B Preferred Stock.

 . All Shareholders of the Company shall have executed Exchange Agreements for the benefit of Purchaser representing, among other things, good title to the Company Capital Stock owned by such Shareholder and acknowledging the securities law restrictions applicable to the Purchaser Common Stock that they will receive.

 . Artesian shall have executed and delivered a Noncompete Agreement in the form of Exhibit H attached hereto.

      Except for the condition set forth in Section 7.5 hereof, Purchaser and Acquisition Sub shall have the right to waive any of the foregoing conditions precedent.

      The obligations of the Company and the Shareholders under this Agreement are subject to the foregoing conditions precedent:

 . Neither Purchaser nor the Company shall have terminated this Agreement pursuant to Section 9.1 hereof.

 . All warranties and representations made by Purchaser and Acquisition Sub herein to the Company shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser and Acquisition Sub shall have performed and complied in all material respects (except for the payment obligations which shall be absolute) with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date; and at the Closing, the Company shall have received a certificate executed by the President or any Vice President of each of Purchaser and Acquisition Sub to the foregoing effect.

 . No court or other governmental Person shall have issued an order which shall be in effect on the Closing Date restraining or prohibiting the consummation of the transactions contemplated hereby.

 . All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement (including the approval of this Agreement by the Board of Directors of Purchaser and Acquisition Sub) and all documents incident thereto shall be reasonably satisfactory in all material respects and in form and substance to the Company, the Shareholders and their respective counsel, and the Company, the Shareholders and such counsel shall have received copies of such documents as they and counsel may reasonably request in connection with the transactions.

 . The approval or consent of all United States agencies and all state and local governmental bodies and agencies as may be necessary to consummate the transactions contemplated hereunder shall have been received.

 . The Shareholders of Acquisition Sub shall have duly approved the transactions contemplated by this Agreement.

      Except for the condition set forth in Sections 8.5 hereof, the Company and the Shareholders shall have the right to waive any of the foregoing conditions precedent.

 . This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

            (a) By mutual agreement of Purchaser and the Company (and the Shareholders);

            (b) By Purchaser or the Company (and the Shareholders), if at or before the Closing any condition set forth herein for the benefit of Purchaser or the Company (and the Shareholders), respectively, shall not have been timely met and cannot be met on or before the Closing Date and has not been waived, provided that the terminating party has not defaulted in any material respect in the performance of any of its obligations under this Agreement;

            (c) By Purchaser on the earlier of (i) the date of the Public Utilities Commission makes a determination not to approve the transactions contemplated by this Agreement, (ii) September 30, 1998, or (iii) such later date as Purchaser may agree upon, provided that any such failure to close is not due to any default in any material respect in the performance of any obligation under this Agreement by the terminating party;

            (d) By Purchaser, if any warranty or representation made herein for the benefit of Purchaser or in any certificate, schedule, or documents furnished to Purchaser pursuant to this Agreement is untrue in any material respect or the Company or the Shareholders shall have defaulted in any material respect in the performance of any material obligation under this Agreement;

            (e) By Company, if any warranty or representation made herein for the benefit of Company or in any certificate, schedule, or documents furnished to Company pursuant to this Agreement is untrue in any material respect or the Purchaser or the Shareholders shall have defaulted in any material respect in the performance of any material obligation under this Agreement;

 .

            (a) In the event of any termination of this Agreement pursuant to
      Section 9.1, this Agreement shall forthwith become void and have no further effect, and there shall be no liability on the part of any party hereto.

            (b) Notwithstanding any other provision of this Agreement, no termination of this Agreement shall release any party from liability for any breach of its obligations hereunder or any misrepresentation or other violation of the terms and conditions of this Agreement.

 . The Company agrees to indemnify Purchaser and to hold it harmless from and against any and all damages, losses, deficiencies, actions, demands, judgments, costs and expenses (including, without limitation, attorneys' and accountants' fees) (collectively, "Losses") of or against Purchaser or Acquisition Sub resulting from:

            (a) any misrepresentation or breach of any warranty or representation of the Company or the Shareholders, or any of them, in this Agreement or in any document, instrument or agreement executed and/or delivered pursuant to or in connection with this Agreement by Shareholders;

            (b) any breach or nonfulfillment of any agreement or covenant of the Company or the Shareholders, or any of them, contained in this Agreement or in any certificate, document or instrument executed and/or delivered pursuant to or in connection with this Agreement by Shareholders;

            (c) any assessments, claims or liabilities (including interest and penalties) for federal, state or local income, sales, use, franchise or other taxes relating to, imposed upon or assessed against the sales, income, property or business of the Company for all periods prior to the date of the Closing except as disclosed in the financial statements as of the Closing Date; and

            (d) third party claims (including fines and penalties sought to be imposed or enforcement proceedings commenced by governmental agencies) based upon, alleging or arising out of any act, omission or occurrence on or before the Closing Date, including, without limitation, any claim for nonperformance or breach of contract, and/or claims for personal injury or for property damage, except as disclosed in the financial statements as of the Closing Date or the Schedules attached hereto and delivered on the date of this Agreement; provided however, Purchaser may not seek indemnification under this Section 10.1(d) for any amounts that Purchaser has actually received under any insurance policy; provided further, Purchaser may in its sole discretion determine whether or not it will seek insurance payments or coverage.

 . Purchaser agrees to indemnify the Company and the Shareholders and to hold them harmless from and against any and all Losses of or against the Company and the Shareholders resulting from (a) any misrepresentation or breach of any warranty or representation of Purchaser in this Agreement or in any document, instrument or agreement executed and/or delivered by Purchaser pursuant to or in connection with this Agreement; and (b) any breach or non-fulfillment of any agreement or covenant contained in this Agreement or in any certificate, document or instrument executed or delivered by Purchaser pursuant to or in connection with this Agreement.

 .

            (a) If a party shall claim that it is entitled to be indemnified pursuant to the terms of this Article, it (the "Claiming Party") shall so notify the party or parties against which the claim is made (the "Indemnifying Party") in writing of such claim within sixty (60) days after the Claiming Party receives notice of any action, proceeding, demand or assessment or otherwise has received notice of any claim of a third party that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such failure. Such notice shall specify the breach of representation, warranty or agreement claimed by the Claiming Party and the Losses incurred by or imposed upon the Claiming Party on account thereof. If such Losses are liquidated in amount, the notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party. If the amount is not liquidated, the notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

            (b) The following provisions shall apply to any claim of the Claiming Party which is based upon (i) a suit, action or proceeding filed or instituted by any third party, or (ii) any form of proceeding or assessment instituted by any governmental entity:

                  (i) The Indemnifying Party shall, upon receipt of such written notice and at its expense, actively and in good faith defend such claim in its own name or, if necessary, in the name of the Claiming Party; provided, however, that if the proceeding involves a matter solely of concern to the Claiming Party in addition to the claim for which indemnification under this Agreement is being sought, such matter shall be within the sole responsibility of the Claiming Party and its counsel. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it, and the Claiming Party shall have the right, at its expense, to participate in the defense. The Indemnifying Party shall have the right to settle and compromise such claim only with the consent of the Claiming Party (which consent shall not be unreasonably withheld).

                  (ii) If the Indemnifying Party notifies the Claiming Party that it disputes any claim made by the Claiming Party and/or it fails to defend such claim actively and in good faith, then the Claiming Party shall have the right to conduct a defense against such claim and shall have the right to settle and compromise such claim upon three (3) days notice to, but without the consent of, the Indemnifying Party. Once the amount of such claim is liquidated and the claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Agreement and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including, without limitation, all reasonable attorneys' fees which may be incurred by the Claiming Party in enforcing or attempting to enforce indemnification under this Agreement, whether the same shall be enforced by suit or otherwise. The prevailing party shall be entitled to recover all reasonable costs in connection therewith.

 .

            (a) If the Closing of the Merger occurs, (i) Purchaser and Acquisition Sub shall pay $50,000 of the costs and expenses incurred by the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (ii) any amounts in excess of $50,000 shall be paid by the Shareholders. To the extent the Company incurs any costs or expenses with Arthur Andersen LLP after May 20, 1998 pertaining to the Company's audit for the year ended December 31, 1997, such costs and expenses shall be considered incurred by the Company as part of the foregoing sentence. All costs and expenses incurred by the Purchaser and the Acquisition Sub in connection with this Agreement shall be paid by the Purchaser or the Acquisition Sub.

            (b) If the Closing of the Merger does not occur, all costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

 . Except for attorneys and accountants for the respective parties, none of the Company, the Shareholders, Purchaser or Acquisition Sub has retained any broker, finder, investment banker or financial advisor in connection with this Agreement or the Merger or any other transaction contemplated hereby.

 . The warranties and representations of the Company contained in this Agreement shall survive for a period of six (6) months following Effective Time of the Merger.

 . This Agreement (including all Schedules and the Exhibits hereto and any other agreements executed and delivered herewith) contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes any and all prior agreements and understandings between the parties with respect to such subject matter. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

 . Prior to the Closing Date, all notices to third parties and all other publicity relating to the transaction contemplated by this Agreement shall be jointly planned, coordinated and agreed to by Purchaser and the Company. Prior to the Closing Date, none of the parties hereto shall act unilaterally in this regard without the prior written approval of the others, such approval not to be unreasonably withheld.

 . This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which, together, shall constitute one and the same instrument.

 . If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

 . This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. None of Purchaser, Acquisition Sub nor the Company or any of the Shareholders may assign or transfer any of its or his rights or obligations under this Agreement, except with the prior written consent of the other parties.

 . This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give any Person other than the parties hereto any legal or equitable rights hereunder, except as otherwise set forth in Section 10.1 hereof.

 .

            (a) THE VALIDITY, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED EXCLUSIVELY BY THE LAWS OF THE STATE OF MINNESOTA, EXCLUDING THE "CONFLICT OF LAWS" RULES OF THAT STATE.

            (b) EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (i) THE FOURTH JUDICIAL DISTRICT COURT OF THE STATE OF MINNESOTA, AND (ii) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (AND

      AGREES NOT TO COMMENCE ANY ACTION, SUIT OR PROCEEDING RELATING HERETO EXCEPT IN SUCH COURTS). EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY'S RESPECTIVE ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN MINNESOTA WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH ABOVE IN THE IMMEDIATELY PRECEDING SENTENCE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN (x) THE FOURTH JUDICIAL CIRCUIT COURT OF THE STATE OF MINNESOTA OR (y) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MINNESOTA, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

 . All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by facsimile, when transmitted and the appropriate telephonic confirmation received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission,
(b) if given by certified or registered mail, return receipt requested, postage prepaid, three Business Days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and addressed as follows:

      To the Company or Shareholders:    One Call Telecom, Inc.
                                         706 Second Avenue South
                                         Suite 1200
                                         Minneapolis, MN 55402
                                         Attention: Joseph Rubin
                                         Phone: 612-204-3500
                                         Fax: 612-677-7755

      With a copy to:                    Artesian Capital Limited Partnership II
                                         1700 Foshay Tower
                                         821 Marquette Avenue South
                                         Minneapolis, MN 55402
                                         Attention: Frank B. Bennett
                                         Phone: 612-334-5600
                                         Fax: 612-334-5601

      With a copy to:                    Joseph Alexander
                                         Maslon Edelman Borman & Brand LLP

                                         3300 Norwest Center
                                         90 South Seventh Street
                                         Minneapolis, MN  55402
                                         Phone: (612) 672-8200
                                         Fax: (612) 672-8397

      To Purchaser or Acquisition Sub:   Advanced Telecommunications, Inc.
                                         730 Second Avenue South
                                         Suite 1200
                                         Minneapolis, Minnesota  55402
                                         Attention: Michael J. Karangelen
                                         Phone: (612) 376-4400
                                         Fax: (612) 376-4411

      With a copy to:                    David L. Mitchell, Esq.
                                         Robins, Kaplan, Miller & Ciresi L.L.P.
                                         2800 LaSalle Plaza
                                         800 LaSalle Ave.
                                         Minneapolis, Minnesota  55402-2015
                                         Phone: (612) 349-8282
                                         Fax: (612) 339-4181

or to such other addresses as may be specified by any party hereto to the other parties pursuant to notice given by such party in accordance with the provisions of this Section 11.11.

 . A disclosure contained in any item of any Schedule or in any section of this Agreement shall constitute a disclosure for all relevant items of the Schedules and all relevant sections of this Agreement.

 . The failure of any party at any time or times to require the performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. The waiver by any party of any condition, or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

 . The respective representations and warranties of Purchaser and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every representation and warranty contained herein shall be deemed to be conditions to the Merger and shall survive for a period of six months following the Merger. This Section
11.14 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

      11.15 Company Employees. After the Closing, the Purchaser shall use reasonable efforts to offer employment to all of the Company's employees.

      The parties hereto have duly executed this Agreement on the day and year first above written.

ADVANCED TELECOMMUNICATIONS, INC.       ONE CALL ACQUISITION CORP.

By:                                     By:
   Cliff D. Williams                       Cliff D. Williams
   Chief Executive Officer                 Chief Executive Officer


ONE CALL TELECOM, INC.

By:
    Joseph Rubin
    President and Chief Executive Officer

                                    EXHIBIT B

                                 PLAN OF MERGER

      This Plan of Merger (this "Plan of Merger"), dated as of July ___, 1998, is by and between One Call Telecom, Inc., a Minnesota corporation (the "Company"), and One Call Acquisition Corp., a Minnesota corporation ("Acquisition Sub").

                                    RECITALS:

      A. The Company has authorized capital stock of _____ shares of common stock, with __ par value (the "Common Stock"), of which shares are outstanding as of the date hereof.

      B. Acquisition Sub is a wholly-owned subsidiary of Advanced
Telecommunications, Inc., a Minnesota corporation ("Purchaser").

      C. The Company, Acquisition Sub and Purchaser have entered into an Agreement dated as of June __, 1998 (the "Merger Agreement") containing certain warranties, representations, covenants, and agreements in connection with the transactions contemplated therein and herein.

      D. The Company, Acquisition Sub and Purchaser desire to have the Company merge with and into Acquisition Sub pursuant to the terms and conditions set forth in this Plan of Merger.

      NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto agree that the Company and Acquisition Sub shall be merged and that the terms and conditions of such merger and the mode of carrying the same into effect shall be as follows:

      1. Merger.

            1.1 Merger. Pursuant to the applicable laws of Minnesota, the Company shall merge with and into Acquisition Sub, and Acquisition Sub shall be the surviving corporation after the merger and shall continue to exist as a corporation created and governed by the laws of Minnesota.

            1.2 Surviving Corporation. At the Effective Time of the Merger (as hereinafter defined):

                  A. The separate existence of the Company shall cease
            (Acquisition Sub and the Company are sometimes collectively referred to herein as the "Constituent Corporations" and Acquisition Sub after the Merger is sometimes referred to herein as the "Surviving Corporation").

                  B. The By-Laws of Acquisition Sub in effect immediately prior to the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until altered, amended or repealed in accordance with the Articles of Incorporation of the Surviving corporation and applicable law.

                  C. The initial directors and officers of the surviving
            corporation shall be as follows:

                  DIRECTORS               OFFICE

                  Cliff D. Williams       Chief Executive Officer and
                                          Chairman of the Board

                  Michael Donahue         Secretary and Treasurer

                  Michael Karangelen

                  D. The Merger shall, from and after the Effective Time of the
            Merger, have all of the effects provided by applicable law.

            1.3 Effectiveness of Merger.

                  A. If all of the conditions precedent to the obligations of each of the Company and the Purchaser as set forth in the Merger Agreement shall have been satisfied or, to the extent permitted, waived, articles of merger executed by duly authorized officers of each of the Company and Acquisition Sub, complying in all respects with the Minnesota Business Corporation Act shall be filed with the Secretary of State of Minnesota.

                  B. The "Effective Time of the Merger" shall be the time when the Plan of Merger and all other necessary documents (including, but not limited to, articles of merger) and certificates with respect thereto are accepted for filing by the Secretary of State of Minnesota.

            1.4 Shares of Constituent Corporations. The manner and basis of exchanging the capital stock of the Company for cash and the Stock of Purchaser upon the Effective Time of the merger shall be as follows:

Each share of Series A Preferred Stock of the Company ("Series A") and Series B Preferred Stock of the Company ("Series B") (collectively, Series A and Series B are hereinafter referred to as the "Company Preferred Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Purchaser Common Stock reflected in the Agreement (the "Merger Consideration"), pro rata based upon the liquidation preference of each share of Company Preferred Stock as set forth in the Company's Certificate of Designation for Series A and Series B filed with the Minnesota Secretary of State on December 20, 1996 and December 10, 1997, respectively (the "Liquidation Preference"). The shares of common stock of the Company (the "Company Common Stock") will receive no shares of Purchaser Common Stock since it is the Company's belief that the Liquidation Preference exceeds the value of the Merger Consideration. At the Effective Time, all shares of Company Capital Stock issued and outstanding shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration. The holders of certificates previously evidencing shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to shares of Company Capital Stock. Certificates previously evidencing shares of Company Preferred Stock shall be exchanged for certificates evidencing whole shares of Purchaser Common Stock issued in consideration therefor in accordance with the procedures of this Section. Certificates previously evidencing shares of Company Common Stock shall be transferred to the Purchaser for no consideration. No fractional shares of Purchaser Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made.

      2. Termination.

            2.1 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time of the Merger by the Company or Acquisition Sub, by written notice to the other party hereto if either such party has terminated the Merger Agreement in accordance with its terms.

            2.2 Effects of Termination.

                  A. Subject to Sections 2.2.B, in the event of any termination of this Plan of Merger pursuant to Section 2.1, this Plan of Merger shall forthwith become void and have no further effect, and there shall be no liability on the part of any party hereto.

                  B. Notwithstanding any other provision of this Plan of Merger
            (including Section 2.2.A), no termination of this Plan of Merger shall release any party from liability for any knowing and intentional breach of its obligations hereunder.

      3. Further Assurances. In case at any time after the Effective Time of the Merger any further action is reasonably necessary or desirable to carry out the purposes of this Plan of Merger or to vest Purchaser with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the Company and Acquisition Sub and their respective officers and directors shall take all such reasonably necessary action.

      4. Amendment. At any time prior to the Effective Time of the Merger, this Plan of Merger may be amended by the parties hereto by an agreement in writing authorized by their respective Boards of Directors.

      IN WITNESS WHEREOF, the parties have duly executed this Plan of Merger as of the date first above written.

                                    ONE CALL ACQUISITION CORP.

                                    By:
                                        Cliff D. Williams
                                        Chief Executive Officer


                                    ONE CALL TELECOM, INC.

                                    By:
                                        Joseph Rubin
                                        President

                                    EXHIBIT C

                                  STOCK OPTIONS

                                    EXHIBIT D

                                ESCROW AGREEMENT

                                    EXHIBIT E

                         OPINION OF COUNSEL OF PURCHASER

                                    EXHIBIT F

                          OPINION OF COUNSEL OF COMPANY

                                  SCHEDULE 6.2
                              Foreign Qualification

      Purchaser is a Minnesota corporation and registered and in good standing in the States of Washington, Oregon and Colorado. Through its wholly-owned subsidiary corporations,
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American Telephone Technology, Inc. and ATI Acquisition, Inc. d/b/a Electrotel,
maintains fixed offices in the States of Colorado, Washington and Oregon.

                                  SCHEDULE 6.5
                                   Litigation

                                      NONE

                                  SCHEDULE 6.6
                                  Capital Stock

1. Purchaser's authorized capital consists of the following:

                                                      Issued and
      a.    Preferred:              Authorized        Outstanding
                                    -----------       -----------

                                    500,000              93,916

      b.    Common:

            -  Class A              250,000              11,205*
            -  Class B              250,000               6,783

            *Purchaser has issued and there remain outstanding subordinated promissory notes convertible into 69,954 shares of Class A common stock.

2. Transfer of shares is restricted by the Stockholders Agreement dated July 1, 1996, as amended, among Purchaser and all of Purchaser's shareholders.

                                  SCHEDULE 6.8
                      Undisclosed Balance Sheet Liabilities

      Line of credit of up to $5,000,000 under that certain Loan Agreement dated as of June 17, 1998 among Purchaser, its wholly-owned subsidiaries, and Imperial Bank.